UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
November 7, 2014

ANDALAY SOLAR, INC. (Exact name of registrant as specified in its charter)
Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
2071 Ringwood Ave., Unit C, San Jose, CA  95008
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On November 13, 2014, Andalay Solar, Inc., a Delaware corporation, (the “Registrant") issued the attached press release that included financial information for the three and nine months ended September 30, 2014. A copy of the press release is attached as Exhibit 99.1 to this Report on Form 8-K. The information contained in the press release is being furnished to the Commission and shall not be deemed incorporated by reference into any of the Registrant’s registration statements or other filings with the Commission.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Appointment of Chief Operating Officer

On November 7, 2014 (the "Start Date"), Andalay Solar, Inc.’s (“Andalay” or “the Company”) Board of Directors appointed Wei-Tai Kwok as the Company’s Chief Operating Officer. Steven Chan is the Company’s Chief Executive Officer.

In connection with his appointment, Mr. Kwok will receive an annual base salary of $165,000 and will be eligible for discretionary performance bonus payments of up to $45,000 for the year ended December 31, 2015, subject to meeting certain objectives to be established by the Board or the Compensation Committee. Additionally, Mr. Kwok was granted options to purchase 9 million shares of the Company’s common stock with an exercise price equal to the Company’s per share market price on the date of issue. Of the 9 million options, 3 million of these options will vest as to one twelfth (1/12th) of the shares each quarter, so that the option will be fully vested and exercisable three years from the Start Date, subject to Mr. Kwok continuing to provide services to the Company through the relevant vesting dates, and 6 million of these options shall vest upon the fifth anniversary of the Start Date; provided, that options may be accelerated in increments of 600,000 depending upon achievement by Mr. Kwok of specified performance milestones as set forth in a separate option agreement which shall be measured as of the end of each calendar quarter. In the event of termination, and until the date one year after the termination of Mr. Kwok's employment with the Company for any reason, Mr. Kwok agrees not, either directly or indirectly, to solicit, induce, attempt to solicit, recruit, or encourage any employee of the Company (or any parent or subsidiary of the Company) to leave his or her employment either for Mr. Kwok or for any other entity or person. The foregoing description of the Kwok Employment Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Kwok Employment Agreement filed as Exhibit 10.1 to this report and incorporated by reference herein.

Prior to joining Andalay Solar, Mr. Kwok was Vice President of Operations in the residential solar division of NRG Energy, the leading U.S. independent power producer, with responsibility for supply chain, procurement, logistics, engineering and O&M. From 2009 through 2012, Mr. Kwok was Vice President of Marketing at Suntech Power, where he had responsibility for growing the brand globally across the Americas, Europe/Middle East and Africa, Asia Pacific, China and Japan. During his tenure, Suntech expanded rapidly to become the world’s #1 solar panel manufacturer and one of the world’s most recognized solar brand names. Mr. Kwok also had operational responsibilities including the set-up and launch of Suntech’s first U.S. factory, a 60MW module assembly facility in Goodyear, Arizona. Prior to Suntech, Mr. Kwok spent 17 years in general management as a marketing executive. He was a Managing Director for Isobar, the wholly-owned digital agency network of Aegis Group plc, one of the world’s largest marketing communications conglomerates now owned by Dentsu. He was previously President & CEO of Dae Advertising, a top Asian American advertising agency based in San Francisco which he helped co-found in 1990. Mr. Kwok is a graduate of Yale University with a B.A. in Economics & Political Science.

There are no family relationships between Mr. Kwok and any director, executive officer or person nominated or chosen by the Company to become as director or executive officer. Additionally, there have been no transactions involving Mr. Kwok that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Employment Agreement between Andalay Solar, Inc. and Wei-Tai Kwok

99.1	Press Release issued by Andalay Solar, Inc., dated November 13, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2014	ANDALAY SOLAR, INC.
By: /s/ Steven Chan
Steven Chan,
Chief Executive Officer and Interim Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Form of Employment Agreement between Andalay Solar, Inc. and Wei-Tai Kwok

99.1	Press Release issued by Andalay Solar, Inc., dated November 13, 2014